Exhibit 10.34.1

2014 Global Management Incentive Plan – ELT Leader

Objective:
Sitel’s incentive plans are designed to attract, reward and retain designated associates for performance that has a significant impact on Sitel’s overall success. They are intended to motivate plan participants by linking incentive compensation to reaching designated performance goals.

General Terms and Conditions
Incentive Plan:
The General Terms and Conditions, the Incentive Performance Award Metrics set out in Appendix A and the country specific exceptions/terms and conditions set out in Appendix B, shall constitute the Sitel 2014 Global Management Incentive Plan (“Plan”).
Sitel:
Sitel as referenced in this Plan shall mean the Sitel entity that employs each Plan Participant.
Effective Dates:
The Plan is effective for the calendar year January 1, 2014 through December 31, 2014 unless otherwise modified, extended or terminated as provided for herein.
Participant Eligibility:
Appendix A sets out specifically those Associates whose positions are included as eligible Plan participants (“Participant”), subject to the eligibility requirements set out herein.
Date of Eligibility:
Associates must be hired into an eligible position prior to October 1, of each Plan year in order to participate in any component of the Plan for that year. Associates become eligible the first day of the month following their hire into an eligible position. Associates promoted or transferred internally become eligible the first day of the month following their promotion or transfer into an eligible position.
Associates becoming eligible for the Plan as a result of promotion or transfer into an eligible position during a Plan year will be eligible for a pro-rated award tied to the number of full months the associate was eligible to participate in the Plan. Associates moving from or between positions covered by different incentive plans will be eligible for a pro-rated award tied to the number of full months in each plan.
(Example: A participating Senior Vice President, who is in the Plan as of January 1, 20xx, is promoted to the Executive Leadership Team on July 20, 20xx. His/her annual award payout would be prorated for seven (7) months at the Senior Vice President level and five (5) months at the ELT level for the annual portion of the Plan. The second half semi-annual award payout would be prorated with one (1) month at the Senior Vice President level).

Eligible for Single Plan:
Associates are eligible to participate in only one incentive plan at a time. Associates in Director and above positions who participate in the Plan are not eligible to participate in any other company or client sponsored incentive plans.
Performance Requirements:
Associates are not eligible to participate in this Plan while on a written Performance Improvement Plan (PIP).
Termination:
Participation in the Plan terminates immediately on the date of termination which shall mean the last day of active employment regardless of whether voluntary or involuntary or whether the individual is provided advance notice of the termination of employment. Associates are not eligible for any payouts under a Plan if they are not employed on the payout date, unless otherwise set out herein or required by law or employment agreement.
Leave of Absence:
Except where prohibited by local law, Participants on approved leaves are eligible only in those full months in which they are actively working. For example, a Participant is on leave of absence in November and December of 20xx, his/her annual award payout would be prorated for ten (10) months and his second half award payout would be prorated for four (4) months.
Calculation/Timing of Award Payments:
If Plan goals are met, earned awards will be calculated using the Participant’s annualized base pay in effect on the last day of the performance period. Base pay does not include any non-standard payments such as overtime, hiring bonuses, special incentive awards, travel allowances, expatriate allowances, mobility allowances, 13th month bonuses or other payments. Plan awards are not a part of salary.
Earned awards will be paid as soon as administratively possible following publication of each performance period’s financial results and awards earned for a calendar fiscal year will be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned.
Forfeiture of Awards:
Any Participant who manipulates or attempts to manipulate the Plan for personal gain is not eligible to participate in this Plan, will forfeit any potential awards, and will be subject to appropriate disciplinary action up to and including termination of employment.
Taxes:
All payouts will be subject to applicable withholding taxes for the respective tax jurisdiction.
Administration
Sitel retains the right to adjust, amend, terminate, suspend or make exceptions to the Plan at its discretion where legally allowed, based on factors including, but not limited to, compliance with laws and/or the Sitel Code of Conduct. In the event of such action, written notification will be provided to Participants. Sitel retains the right to resolve all decisions, questions and issues arising under the Plan and all decisions shall be final. All exceptions to the Plan shall be approved in writing by the Compensation Committee of the Board of Directors of SITEL Worldwide Corporation (the “Compensation Committee”).

Award payments are subject to final approval of Sitel senior management and/or the Compensation Committee, where legally allowed.
Participation in this Plan does not imply nor constitute a contract of employment for a definite term. Payment on any particular occasion of any award amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise or that any amount paid should in any way be considered a part of salary.
The information in the Plan, including the Incentive Performance Award Metrics, are confidential and proprietary, and shall not be disclosed unless allowed or required by law, other than to the Associate’s spouse (or legal equivalent) and/or tax advisor.
Participants must sign to acknowledge their understanding and acceptance of the Plan. Please retain a copy and return the signed Plan to Jim Flynn at 3102 West End Avenue, Suite 1000, Nashville, TN, USA 37203 or scan and email to jim.flynn@sitel.com.

Plan Acknowledgment
I acknowledge, understand and accept the terms of the Incentive Plan, including Appendix A and B.

__________________________________________________ _____________________ ________
Printed Name                 Site Country

__________________________________________________ _____________________
Associate Signature              Date

APPENDIX A

ELT - BU INCENTIVE PERFORMANCE AWARD METRICS
Plan Type:
Global Management Incentive Plan - __________________
Performance Period:
Performance is measured on an annual basis.
Annual Total Target Incentive Opportunity:
Annual Total Target Incentive Opportunity is the annual value of incentive earned at 100% achievement of all performance metrics.  This value is expressed as a percentage of annual base pay (as set forth in the Participant’s employment agreement, if applicable). Base pay shall be as defined in the Plan.
Performance Measures, Weights, and Calculation Frequency:
Performance measures represent the objectives of the compensation plan.  Each performance measure is assigned a weight that indicates the percentage of the Total Target Incentive Opportunity that is allocated to each measure. Weights are zero-sum within the Total Target Incentive Opportunity and will always add to 100%.
Plan Type: Global Management Incentive Plan (ELT)

•	70% Annual Global Adjusted EBITDA - Annual Global Adjusted EBITDA as used herein shall mean Adjusted EBITDA as determined in accordance with the terms of our Senior Secured Credit Facility.

% goal attainment	90	95	100	105	110	115	120
% payout	50	75	100	125	150	175	200

•
30% Annual Global Cash Flow – Global Cash Flow as used herein shall mean net cash provided by operating activities less net cash used from investing activities as determined on a consolidated basis for SITEL Worldwide Corporation and its direct and indirect subsidiaries in accordance with United States generally accepted accounting principles.

% goal attainment	Threshold	Goal	Maximum
% payout	50	100	125

For all metrics – interpolate attainment and payout within the ranges above. Attainment will be rounded down to the closest tenth of a percent (e.g. 90.15 rounds down to 90.1).
Goals for the annual global performance measures are set by the Compensation Committee.  No award shall be paid under this Plan unless 90% of the Annual Global Adjusted EBITDA goal is met and exceeds 2013 Actual Annual Global Adjusted EBITDA.  Exception to or revision of annual global performance goals, where allowed by law, may be made only by approval of the Compensation Committee.

Plan Acknowledgment
I acknowledge, understand and accept the terms of the Incentive Plan, including Appendix A and B.

__________________________________________________ _____________________ ________
Printed Name                 Site Country

__________________________________________________ _____________________
Associate Signature              Date

APPENDIX B
COUNTRY SPECIFIC EXCEPTIONS/TERMS AND CONDITIONS
UNITED STATES AND CANADA
Rehired Associates: Associates eligible to participate in the Plan during their last employment are considered as follows:

•	If rehired more than 1 year after the date of termination - the associate must fulfil the eligibility waiting period as a new hire.

•	If rehired 1 year or less than after termination - the associate will be eligible on the first day of re-employment.
CANADA
Associates on leave of absence must return to active employment with Sitel or an affiliate in the same or a comparable position following an approved leave of absence to be eligible for an award.
BRAZIL
Only those associates otherwise eligible under the Plans for whom there are executed employment agreements as of the date of payment are eligible to receive such payments. Sitel and its subsidiaries reserve the right to adjust, amend, terminate or suspend the incentive plans in the case of a tough justification without the obligation to pay any indemnity to the associates.
To the extent payments under incentive plans are salary, Sitel or its subsidiaries or affiliates will not change the terms of the incentive plans without the associate’s consent.
COLOMBIA
Any awards paid under incentive plans is not a part of associate’s salary.
UK
Associates on maternity leave will have their incentive pay prorated for the time they are absent from work but payment will include a two-week period of compulsory maternity leave.
POLAND
An associate who has left Sitel or its subsidiaries or affiliates will be eligible for an incentive payment as long as they were employed at the end of the Plan year.
When an associate signs the Plan document, the Plan cannot be changed without the associate’s agreement.
The Plan document forms part of the associate’s employment conditions.
In the event of a Participant's death the award must be paid to the spouse or other entitled person, if no one is entitled it will be included in the hotchpots.
GERMANY
Eligible participants may have bonus eligibility included in their contracts. This document is a target agreement which covers the contractual obligation.
Award payments are not subject to the final approval of Sitel senior management. If goals are achieved as agreed in the incentive plan Sitel is obliged to pay the incentive.
SPAIN
Sitel and its subsidiaries or affiliates do not reserve the right to adjust, amend, extend, terminate or suspend incentive plans at their discretion.